Exhibit 99.1

T2 Biosystems Reports Fourth Quarter and Full-Year 2016 Results

LEXINGTON, Mass., February 13, 2017 — T2 Biosystems, Inc. (NASDAQ:TTOO), a company developing innovative diagnostic products to improve patient health and deliver a strong economic return to healthcare institutions, today announced operating highlights and financial results for the fourth quarter and year ended December 31, 2016.

Recent Operational and Fourth Quarter Performance Highlights:

•                  Secured commitments in the fourth quarter that will provide access to an estimated 100,000 additional patients annually considered to be at high risk for sepsis infections across 18 new hospitals in the U.S. and Europe.

•                  Secured eight new contracts covering those 18 hospitals in the quarter; four contracts, representing 14 hospitals in the U.S. and four with European institutions.

•                  Expanded European presence to eight countries via contracts with international distributors.

•                  Continued progress with T2Bacteria™ Panel, remaining on track for an anticipated mid-2017 FDA filing.

•                  Recently received issuance of a key patent related to T2 Magnetic Resonance (T2MR®) in the field of hemostasis that enables multiple measurements from small samples of blood to determine patients’ risks of bleeding and clotting.

•                  Reported revenue of $910,000, including $579,000 of product revenue. Product revenue grew nearly 69% from the fourth quarter of 2015 driven primarily by an increase in T2Candida® Panel sales due to increased patient testing across the installed base.

•                  Executed a debt refinancing that positively impacts cash flow with a minimum of three years of interest-only payments while extending the company’s borrowing limit to $40 million with the potential option to draw an additional $10 million upon the T2Bacteria Panel achieving FDA clearance.

•                  Ended 2016 with approximately $73.5 million in cash and cash equivalents.

Full-Year Operational and Performance Highlights:

•                  Increased worldwide installed base to include 143 hospitals with access to the T2Dx® Instrument, representing an estimated 445,000 high risk patients annually who are considered to be at high risk of sepsis infections — an approximate 95% percent year-over-year increase in high-risk patients.

•                  Announced a collaboration with Allergan to develop a novel diagnostic panel to detect bacterial species and gram-negative resistance for patients at risk for or suffering from sepsis. Allergan is granted an option to cooperatively market T2 Biosystems’ menu of sepsis focused diagnostics to targeted hospitals around the world through Allergan’s leading physician-facing institutional sales force.

•                  Signed a multi-year agreement with Bayer to provide T2MR for research and development efforts in blood coagulation disorders. This collaboration will focus on developing tools and evaluating assays to help drive drug discovery and biomarker research for select Bayer hemostasis-related programs.

•                  Announced a $40 million common stock equity investment by Canon U.S.A.

•                  Welcomed four positive T2Candida Panel customer poster presentations at IDWeek (October 26-30; New Orleans, LA); including Henry Ford Hospital, which reported savings of approximately $2 million over a 12-month period, after implementing widespread T2Candida Panel testing.

•                  Grew revenue to $4.1 million in calendar year 2016, including $1.75 million of product revenue. Product revenue grew 191% compared to full-year 2015.

“2016 was a transformative year for T2. We are especially encouraged by our overall performance in the second half of 2016 and expect that momentum to continue into 2017,” said John McDonough, president and chief executive officer of T2 Biosystems. “During the year, we made impressive progress against our priorities — significantly expanded our customer base, announced two exciting partnerships with Allergan and Bayer, extended our partnership with Canon USA, and highlighted the power of our technology through compelling customer success stories that demonstrate millions of dollars in savings our products can bring to hospitals.”

McDonough continued, “Looking ahead, 2017 is poised to be a year of growth and expansion. We expect growth to be driven by continued customer success stories that drive adoption and patient testing with T2Candida along with an expanded menu of diagnostic tests with the expected FDA 510K filing for the T2Bacteria Panel in the middle of the year. We also remain focused on maximizing the opportunities with our existing partnerships while exploring potential new partnerships that could drive adoption of our products or enable a continued expansion of our diagnostic testing menu.”

Financial Results

Total revenue in the fourth quarter of 2016 was $910,000, which consisted of $579,000 of product revenue and $331,000 of research revenue. Product revenue in the fourth quarter of 2016 was primarily derived from an increase in T2Candida Panel sales due to increased patient testing across the installed base. In comparison, the Company recorded total revenues of $1.01 million and $343,000 of product revenue in the fourth quarter of 2015.

Total revenue for the full-year of 2016 was $4.1 million, which consisted of $1.75 million of product revenue and $2.33 million of research revenue. Product revenue for the full-year was primarily derived from a combination of instrument and consumable sales. In comparison, the Company recorded total revenues of $2.8 million, which consisted of $599,000 of product revenue for the full-year of 2015.

Total operating expenses increased for calendar 2016 due to an expansion of commercial activities in continued investments in the product pipeline, including T2Bacteria and T2Lyme.

The Company’s balance sheet as of December 31, 2016, showed total cash and cash equivalents of $73.5 million.

Anticipated Upcoming Corporate Milestones

•                  Completing the clinical trial for the T2Bacteria Panel and filing for market clearance with the FDA by mid-2017.

•                  Earning a CE mark that will enable the launch of the T2Bacteria Panel in Europe in the second half of 2017.

•                  Collaborating with European distributors to enable the commercial launch of the T2Bacteria Panel in the second half of 2017.

•                  Completing preclinical studies for the T2Lyme™ Panel in 2017, which will lead to an expected FDA clinical trial in 2018.

•                  Commencing pre-clinical studies for the Gram Negative Resistance Panel, in 2018.

•                  Publication of additional customer success stories that highlight the benefit of T2MR technology to patient health and hospital economics.

•                  Expanding our presence to additional countries beyond our current European footprint.

Outlook

Previously, the Company targeted an increase in the number of high-risk patients at customer facilities by 150,000 patients for the 12-month period ended September 30, 2017. Based on strong performance in the fourth quarter, the Company is increasing that target to 200,000 over the same period.

Additionally, the Company anticipates higher product revenue in the first quarter of 2017 from an increase in T2Candida Panel sales due to increased patient testing across the installed base.

The Company anticipates total operating expenses for the first quarter of 2017 to be between $13.2 million and $13.7 million, of which approximately $1.8 million is non-cash expenses, which are primarily related to depreciation and stock compensation expenses.

The Company is forecasting weighted average shares for the first quarter of 2017 to be 30.6 million and, for the full-year 2017, the Company is forecasting weighted average shares of 31 million.

Conference Call

T2 Biosystems’ management will discuss the Company’s financial results for the fourth quarter and year ended December 31, 2016, and provide a general business update during a conference call beginning at 4:30 p.m. Eastern Time today, February 15, 2017. To join the call, participants may dial 1-877-407-9039 (U.S.) or 1-201-689-8470 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available for 90 days following the conclusion of the call in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance technology, or T2MR, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. For more information on risk factors for T2 Biosystems, Inc.’s business, please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2016, under the heading “Risk Factors,” and other filings the Company makes with the Securities and Exchange Commission from time to time. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:

Matthew McKillip, T2 Biosystems

mmckillip@t2biosystems.com

518-577-3466

Investor Contact:

Tucker Elcock, Teneo Strategy

Tucker.Elcock@teneostrategy.com

212-886-9319